SUB-ITEM 77I

Re-designation of Share Class

MFS Equity Income Fund, a series of MFS Series Trust VII (the "Trust"), re-designated Class R5 shares as Class R6 shares effective August 26, 2016, as described in the supplement to the Fund's then current prospectus as filed with the Securities and Exchange Commission via EDGAR on June 28, 2016 under Rule 497
under the Securities Act of 1933.   Such document is incorporated herein by
reference.